SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

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FORUM FUNDS
(Name of Registrant As Specified In Charter)

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Three Canal Plaza
Portland, Maine 04101
 (888) 992-2765

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INFORMATION STATEMENT

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August 10, 2011

This document is an Information Statement for the shareholders of the Absolute Opportunities Fund (the "Fund"), a series of the Forum Funds (the "Trust"). The purpose of this Information Statement is to provide you with information regarding the approval of the addition of Pine Cobble Capital, LLC (“Pine Cobble”) as a subadviser to the Fund, pursuant to a subadvisory agreement between Absolute Investment Advisers LLC and Pine Cobble (the “Subadvisory Agreement”) effective June 24, 2011.  Under the Subadvisory Agreement, Pine Cobble provides subadvisory services to a portion of the Fund's portfolio.

This Information Statement is intended to be mailed to the shareholders of record of the Fund as of July  21, 2011 (the “Record Date”) on or about August 10, 2011.

Absolute Investment Advisers LLC (the "Adviser"), located at 350 Lincoln Street, Suite 216, Hingham, Massachusetts 02043, serves as the investment adviser to the Fund pursuant to an agreement between the Trust and the Adviser (the “Advisory Agreement”).  For the fiscal year ended March 31, 2011, the fee paid to the Adviser under the Advisory Agreement was $11,378,902, which was 2.75% of the average daily net assets of the Fund, of which $95,814 was waived by the Adviser.  Subject to the supervision of the Adviser and the Trust's Board of Trustees (the “Board”), various asset managers (“Subadvisers”) are currently responsible for the day-to-day portfolio management of the Fund, as further described in the Fund’s prospectus.  The portion of the Fund's portfolio managed by each of the Subadvisers will be determined from time to time by the Adviser in consultation with each of the Subadvisers, subject to capacity constraints.

The U.S. Securities and Exchange Commission has granted an exemptive order to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval by the Board, to: (i) select Subadvisers for the Fund; (ii) enter into and materially modify existing advisory agreements between the Adviser and the Subadvisers; and (iii) terminate and/or hire unaffiliated Subadvisers without obtaining approval of the Fund's shareholders.  One of the conditions of the exemptive order is that, within 90 days after the hiring of a new Subadviser without shareholder approval, the Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of a subadvisory agreement (“Information Statement”). This Information Statement is being provided to you to satisfy this condition of the exemptive relief with respect to the Subadvisory Agreement.

WE ARE NOT ASKING YOU FOR A PROXY AND THIS IS NOT A REQUEST TO SEND US A PROXY.  THIS IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT.

Shareholders can find additional information about the Fund in the Fund’s most recent annual report dated as of March 31, 2011, and in the Fund’s semi-annual report dated as of September 30, 2011, which will be furnished to shareholders (when available).  The Fund will provide copies of these materials free of charge. Text-only versions of the Fund's annual report and semi-annual report can be viewed online or downloaded from the Fund's website at http://www.absoluteadvisers.com (when available). Shareholders may request another copy of this Information Statement or the annual report by writing to the Fund at the address above or by calling the telephone number above.

Information about Pine Cobble

Pine Cobble, 60 William Street, Suite 140, Wellesley, MA 02481, is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Pine Cobble commenced operations in 2007 and provides investment advisory services for other pooled investment vehicles. The Fund is the first mutual fund for which Pine Cobble provides investment advisory services.  Mr. Robert A. Nicholson and Zev D. Nijensohn are responsible for the day-to-day management of the portion of the Fund's portfolio managed by Pine Cobble. Mr. Nicholson, who has 16 years of investment industry experience, and Mr. Nijensohn, who has 15 years of investment and corporate finance industry experience, are co-founders of Pine Cobble.

            No officers or Trustees of the Trust are officers, employees, directors, general partners or shareholders of Pine Cobble.  In addition, since April 1, 2010, the beginning of the Fund’s most recently completed fiscal year, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which Pine Cobble, any parent or subsidiary of Pine Cobble, or any subsidiary of a parent of such entities was or is to be a party.

Directors and Officers of Pine Cobble

            The following table lists the directors and principal executive officers of Pine Cobble.  The address of each individual listed below is c/o Pine Cobble Capital, LLC, 60 William Street, Suite 140, Wellesley, MA 02481.

            Together Messrs. Nicholson and Nijensohn wholly own Pine Cobble.

Name	Principal Occupation
Robert A. Nicholson	Managing Member
Zev D. Nijensohn	Managing Member
Kurt P. Dahlgren	Chief Financial Officer & Chief Compliance Officer

Other Funds

            Pine Cobble provides investment advisory services for three other pooled investment vehicles and does not provide investment advisory services to any other registered investment company.

Pine Cobble Subadvisory Arrangement

The Subadvisory Agreement became effective June 24, 2011. The Subadvisory Agreement, including the scope of services being provided, is substantially similar to the terms of the Fund's other subadvisory agreements except for the effective date.

The Subadvisory Agreement provides that Pine Cobble is responsible for, among other things (i) assisting the Adviser in providing a continuous investment program with respect to a portion of the Fund's portfolio (the "Allocated Assets"), including investment research and management with respect to all securities and investments and cash equivalents in the Allocated Assets; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Fund with respect to securities purchased with the Allocated Assets and providing voting information to the Fund and its agents in relation to the Fund's annual proxy voting report filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Subadvisory Agreement provides that Pine Cobble is not liable or responsible for any action taken or omitted, except for liability resulting from Pine Cobble’s bad faith, willful misfeasance or gross negligence in the performance of its duties or reckless disregard of such duties.

The Subadvisory Agreement will continue in effect for an initial term of two years.  Thereafter, the Subadvisory Agreement will continue in effect only if approved annually by the Board or by the vote of the shareholders of the majority of the outstanding shares of the Fund, and also, in either event, if approved by a majority of the Trustees who are not parties to the Subadvisory Agreement or interested persons of any such party (the “Independent Trustees”). The Subadvisory Agreement is terminable at any time without penalty by the Board, by a majority vote of the Fund's shareholders or, on 60 days' notice, by Pine Cobble or the Adviser. Pursuant to the Investment Company Act, the Subadvisory Agreement terminate automatically in the event of its assignment or upon termination of the Fund's investment advisory agreement with the Adviser. The Subadvisory Agreement may be terminated by the Fund if the Board finds that the services being rendered by Pine Cobble fail in a material way to provide responsible management to the Fund as reasonably expected by an investment adviser, as defined in the Advisers Act; provided that Pine Cobble shall have the opportunity, within ten (10) days of receipt of a written notice, to cure the failure that is the subject of such notice.

Board Considerations

The Board, including the Independent Trustees, approved the Subadvisory Agreement at a meeting of the Trustees held on June 24, 2011.

Nature, Extent and Quality of Services

The Board received a presentation from senior representatives of the Adviser and Pine Cobble and discussed Pine Cobble’s personnel, operations and financial condition. Specifically, the Board considered the adequacy of Pine Cobble’s resources and the quality of services to be provided by Pine Cobble under the Subadvisory Agreement. Additionally, the Board considered information regarding the experience and professional background of the portfolio managers and other personnel at Pine Cobble who would have principal investment responsibility for the portion of the Fund’s investments to be managed by Pine Cobble; the investment philosophy and decision-making processes of those professionals; the capability and integrity of Pine Cobble’s senior management and staff;  the quality of Pine Cobble’s services with respect to regulatory compliance and compliance with client investment policies and restrictions; and the financial condition and operational stability of Pine Cobble.  The Board noted Pine Cobble’s representation that the firm is financially stable and able to provide investment advisory services to the Fund.  The Board concluded that, overall, it was satisfied with the nature, extent and quality of services to be provided to the Fund by Pine Cobble under the Subadvisory Agreement.

Costs of Services and Profitability

The Board did not consider information regarding the costs of services to be provided and profits to be realized by Pine Cobble from its relationship with the Fund, noting instead the arm’s length nature of the relationship between the Adviser and Pine Cobble with respect to the negotiation of the advisory fee rate on behalf of the Fund.  The Board concluded that Pine Cobble’s projected profitability was not a material factor in determining whether or not to approve the Subadvisory Agreement because the Adviser, and not the Fund, was responsible for paying the subadvisory fees due to Pine Cobble under the Subadvisory Agreement.

Performance

The Board reviewed Pine Cobble’s historical performance record.  In particular, the Board reviewed the performance of another, unregistered fund managed by Pine Cobble in a style similar but not identical to that to be employed on behalf of the Fund (“Comparable Fund”).  The Board considered that the Comparable Fund outperformed the S&P 500 Index, the Fund’s benchmark, and underperformed the Russell 2000 Index for the since inception period from July 2007 through April 2011, noting that certain performance information presented was unaudited and subject to change.  In addition, the Board considered the Adviser’s recommendation on behalf of Pine Cobble.  The Board determined that Pine Cobble’s management of its portion of the Fund could benefit the Fund and its shareholders.

Compensation

The Board reviewed Pine Cobble’s proposed compensation for providing subadvisory services to the Fund and noted that the addition of Pine Cobble would not change the total management fee paid by the Fund because the subadvisory fees are paid by the Adviser, and not the Fund.  The Board considered that the total management fee paid by the Fund had been compared to fee rates paid by other similarly managed mutual funds in connection with the Trustees annual approval of the Advisory Agreement between the Adviser and the Fund on March 25, 2011.  Under these circumstances, the Board concluded that the proposed subadvisory fee rate to be paid to Pine Cobble was not a material factor to be considered in approving the Subadvisory Agreement.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale. The Board noted that the proposed subadvisory fee rate contains breakpoints, but determined that because the Adviser, and not the Fund, pays the subadvisory fee, shareholders would not benefit from any economies of scale.  As a result, the Board concluded that economies of scale were not a material factor in approving the Subadvisory Agreement.

Other Benefits

The Board noted that although Pine Cobble stated it would not receive significant ancillary benefits as a result of its relationship with the Fund, the Board considered the benefits to Pine Cobble of managing a portion of Fund assets.  In this regard, the Board noted that Fund assets would constitute a significant portion of all assets managed by Pine Cobble and considered Pine Cobble’s representation that Pine Cobble may use soft dollars generated by the Fund within the limitations set forth in Section 28(e) of the Securities and Exchange Act of 1934, as amended.  Based on the foregoing information, the Board concluded that any ancillary benefits which may accrue to Pine Cobble should benefit the Fund and that they were not a material factor in approving the Subadvisory Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance and different Trustees may have given different weight to different factors.  The Board reviewed a memorandum from Trust counsel discussing the legal standards applicable to its consideration of the Subadvisory Agreement.  Based on its review, including consideration of each of the factors referenced above, the Board determined, in the exercise of its business judgment, that the overall subadvisory arrangement, as outlined in the Subadvisory Agreement, was fair and reasonable in light of the services performed, expenses incurred and such other matters as the Board considered relevant in the exercise of its reasonable business judgment, and that approving the Subadvisory Agreement was in the best interests of the Fund’s shareholders.

Fund's Ownership Information

As of the Record Date, there were 47,982,033.918 shares outstanding of the Fund. As of the Record Date, to the best of the Trust's knowledge, the Trustees and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund ("Shares").  The following tables set forth, to the best of the Trust's knowledge, the name, address, number and percentage of Shares of persons that owned beneficially, or of record, more than 5% of the outstanding Shares of the Fund as of the Record Date.

Name of Beneficial Owner	Number of Shares	Percentage of Fund
Charles Schwab & Co Inc Special Custody Acct FBO Customers Attn Mutual Funds 101 Montgomery St San Francisco, CA 94104-4122	20,487,164.288	42.70%
National Financial Services For Exclusive Benefit of our Customers One World Financial Center 200 Liberty St New York, NY 10281	11,785,706.490	24.56%
Pershing LLC 1 Pershing Plaza Jersey City, NJ 07399-0001	3,303,244.837	6.88%

Other Service Providers

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite100, Portland, Maine 04101, is the Fund's principal underwriter. Atlantic Fund Services, Three Canal Plaza, Suite 600, Portland, Maine 04101 is the Fund's administrator.

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